Exhibit 10


                       COMMONWEALTH OF MASSACHUSETTS
                                TRIAL COURT

SUFFOLK, ss.                              PROBATE COURT DEPT.
                                          Docket No. 95-E-0016

* * * * * * * * * * * * * * * * * * * * * * * * *
                                *
RICHARD M. OSBORNE, et al.,     *
                                *
          Plaintiffs,           *
                                *
     v.                         *
                                *
PRUDENTIAL REALTY TRUST, a      *
Massachusetts Business Trust, et al.,    *
                                *
          Defendants.           *
                                *
                          ***** *
                                *
PRUDENTIAL REALTY TRUST, a      *
Massachusetts Business
Trust,
     *
                                *

Counterclaim-Plaintiff,
     *
                                *
     v.                         *         ANSWER AND
                                *         COUNTERCLAIMS
RICHARD M. OSBORNE,             *
ROBERT G. STERN, BLACK          *
BEAR REALTY, Ltd., and          *
TURKEY VULTURE FUND XIII, Ltd., *
                                *
          Counterclaim-Defendants.        *
                                *
* * * * * * * * * * * * * * * * * * * * * * * * *

                                  ANSWER

     Defendants Prudential Realty Trust, Jeffrey L. Danker,
Thomas F. Murray, Joseph M.
Selzer,
 Richard J. Boyle, and Francis
L. Bryant ( Defendants ) hereby answer and respond to the Complaint in Equity ( Complaint ) filed by plaintiffs Richard M. Osborne and Robert G. Stern ( Plaintiffs ) in this action.
     The opening paragraph of the Complaint is introductory and contains legal conclusions which do not require an answer, but to the extent an answer is required, Defendants deny the averments contained in the opening paragraph.
     1. Defendants admit the averments contained in paragraph 1.
     2. Defendants are without knowledge or information sufficient to form a belief as to the truth of the averments contained in paragraph 2, and thus Defendants deny them.
     3. Defendants admit the averments contained in paragraph 3.
     4. Defendants admit the averments contained in paragraph 4.
     5. Defendants admit the averments contained in paragraph 5.
     6. Defendants admit the averments contained in paragraph 6.
     7. Defendants admit the averments contained in paragraph 7.
     8. Defendants admit the averments contained in paragraph 8.
     9. Defendants admit the averments contained in paragraph 9. 10.Defendants admit the averments contained in paragraph
        10.
     11.Defendants admit the averments contained in paragraph 11 but deny that paragraph 11 is a complete or accurate summary of the relevant provisions of the Declaration of Trust.
     12. Defendants admit the averments contained in paragraph
          12.
     13. Defendants admit that, under the terms of the Declaration of Trust,
Income Shares are entitled to receive
dividends and a liquidation preference over the Capital Shares.
As for the remainder of paragraph 13, defendants are without knowledge or information sufficient to form a belief as to the truth of the averments contained therein, and thus Defendants deny them.
     14. Defendants state that the Declaration of Trust speaks for itself. To the extent Plaintiffs attempt to interpret the Declaration of Trust, Defendants deny the averments contained in paragraph 14.
     15. Defendants state that the Declaration of Trust speaks for itself. To the extent Plaintiffs attempt to interpret the Declaration of Trust, Defendants deny the averments contained in paragraph 15. Defendants admit that the registration statement became effective on or about June 19, 1985.
     16. Defendants deny the first sentence of paragraph 16. As for the remainder of paragraph 16, Defendants state that the Declaration of Trust speaks for itself. To the extent Plaintiffs attempt to interpret the Declaration of Trust, Defendants deny the averments contained in paragraph 16.
     17. Defendants assert that the capital share trading price was at a high of $2.25 per share on August 30, 1985, and $0.41 per share on February 17, 1995, and further assert that the income share trading price was at a high of $8.00 per share on August 30, 1985, and $4.13 per share on February 17, 1995.
Defendants admit that the appraised value of the Trust Estate was between $90 million and $100 million in 1985. Defendants admit that a Form 8-K report filed with the Securities and Exchange Commission in February, 1995 reported that the appraised value of the Trust Estate was $73.7 million at the close of 1994.
Defendants deny the remainder of the averments contained in paragraph 17.
     18. Defendants deny the averments contained in paragraph 18.
     19. Defendants admit that a Form 8-K report filed with the Securities and Exchange Commission in February, 1995 reported that the market value of the Trust Estate increased by 13% during the calendar year 1994. Defendants further admit that the Capital Share and Income Share trading price increased during 1994 and 1995. Defendants deny the remainder of the averments contained in paragraph 18.
     20. Defendants deny the averments contained in paragraph 20.
     21. Defendants admit the averments contained in paragraph
          21.
     22. Defendants deny the averments contained in paragraph 22.
     23. Defendants deny the averments contained in paragraph 23.
     24. Defendants deny the averments contained in paragraph 24.
     25. Defendants deny the averments contained in paragraph 25.
     26. Defendants repeat and reallege their answers to paragraphs 1 through 25 as though fully stated herein.
     27. Defendants deny the averments contained in paragraph 27.
     28. Defendants deny the averments contained in paragraph 28. (Plaintiffs styled this paragraph erroneously as paragraph 27.)
     29. Defendants deny that Plaintiffs are entitled to any of the relief requested in the Complaint.
                            ADDITIONAL DEFENSES
     30. The Complaint fails to state a claim against the Defendants upon which relief may be granted.
     31. The claims alleged in the Complaint are barred by the doctrine of estoppel.
     32. The claims alleged in the Complaint are barred by the doctrine of laches.
     33. The claims alleged in the Complaint are barred by the doctrine of unclean hands.
     34. The claims alleged in the Complaint are barred by the doctrine of waiver.
     35. The claims alleged in the Complaint are barred because such claims may only be brought as a derivative action and the plaintiffs have failed to meet any of the requirements or preconditions for bringing a derivative action pursuant to Rule
23.1 of the Massachusetts Rules of Civil Procedure.
     36. The claims alleged in the Complaint are barred because the plaintiffs do not fairly and adequately represent the interests of the shareholders.
     37. The claims alleged in the Complaint are barred because the alleged actions of defendants Danker, Murray, Selzer, Boyle and Bryant are protected by the business judgment rule.
     38. The claims alleged in the Complaint are barred by
Article VII of the Declaration of Trust.
                               COUNTERCLAIMS
     As and for its Counterclaims against counterclaim-defendants Richard M. Osborne, Robert G. Stern, Black Bear Realty, Ltd., and Turkey Vulture Fund XIII, Ltd., counterclaim-plaintiff Prudential Realty Trust, a Massachusetts Business Trust, states as follows:
                                  PARTIES
     1.   Counterclaim-plaintiff Prudential Realty Trust (the
 Trust or Prudential ) is a Massachusetts Business Trust with its place of business at Prudential Center, 4th Floor, Boston, Massachusetts 02199. The Trust is qualified as a real estate investment trust (a REIT ) under the Internal Revenue Code.
     2. Counterclaim-defendant Richard M. Osborne ( Osborne ) resides at 9050 Jackson Street, Mentor, Ohio, and is both a direct and indirect holder of both Capital Shares and Income
Shares of the Trust.  Osborne s business address is 7001 Center
Street, Mentor, Ohio. Osborne is the sole managing member of counterclaim-defendant Black Bear Realty, Ltd., and is the sole managing member of counterclaim-defendant Turkey Vulture Fund
XIII, Ltd. Osborne controls Black Bear Realty, Ltd., and Turkey Vulture Fund XIII, Ltd. Osborne directly and indirectly acquired shares of the Trust, and caused Black Bear Realty, Ltd. and Turkey Vulture Fund XIII, Ltd. to acquire shares of the Trust, with the intent and purpose of gaining control of the Trust.
Osborne has taken actions with regard to the Trust in the Commonwealth of Massachusetts directly and indirectly on behalf of himself and by and through the other counterclaim-defendants, including, among other things, the filing of the instant lawsuit in the Probate Court Department of the Massachusetts Trial Court and the initiation of a tender offer for shares of the Trust.
     3.   Counterclaim-defendant Black Bear Realty, Ltd. ( Black
Bear ) purports to be an Ohio limited liability company.  Black
Bear is
 organized and controlled by counterclaim-defendant
Osborne.  Black Bear s business address is 7001 Center Street,
Mentor, Ohio. Black Bear was newly formed by Osborne, who is Black Bear s sole managing member, for the sole purpose of effectuating Osborne s scheme to gain control of the Trust.
Black Bear has not conducted any business other than in connection with that scheme. Black Bear has acted in the Commonwealth of Massachusetts with regard to the Trust, including, among other things, participating with Osborne in commencing a tender offer for
Capital Shares of the Trust and
participating in the instant lawsuit, which was filed by Osborne directly and indirectly on behalf of Black Bear in the Probate
Court Department of the Trial Court of the Commonwealth of Massachusetts.
     4.   Counterclaim-defendant Turkey Vulture Fund XIII, Ltd.
( Vulture ) purports to be an Ohio limited liability company.
Osborne is the sole managing member of Vulture. Vulture s business address is 7001 Center Street, Mentor, Ohio. Osborne created Vulture for the purpose of, among other things, gaining control of the Trust. Vulture has taken actions regarding the Trust in the Commonwealth of Massachusetts including, among other things, purchasing Income Shares and participating directly or indirectly with Osborne in the filing of this lawsuit in the Probate Department of the Trial Court of the Commonwealth of Massachusetts and in other aspects of Osborne s scheme to gain control of the Trust.
     5. Counterclaim-defendant Robert G. Stern ( Stern ) is a Massachusetts resident, a plaintiff in this action, and a shareholder of the Trust. Upon information and belief, Mr. Stern is working directly and indirectly with Mr. Osborne as part of Osborne s scheme to gain control of the Trust.
                          JURISDICTION AND VENUE
     6. This Court has jurisdiction over this matter pursuant to Mass. Gen. L. c. 215, section 6, because this is a case and matter in which equitable relief is sought relative to a Massachusetts Business Trust. This Court also has jurisdiction over the matter since the Trust maintains an office in Massachusetts and the terms of the Declaration of Trust provide that the rights of all parties and the effect and construction of every provision of the Declaration of Trust should be subject to and construed according to the statutes and laws of the Commonwealth of Massachusetts.
     7.   Venue is proper in this Court pursuant to Mass. Gen. L.
c. 215, section 8, because Prudential maintains an office in Boston, Suffolk County, Massachusetts. Venue is also proper in this Court for these counterclaims because this is the Court in which the counterclaim-defendants chose to commence this action.
     8. This Court has personal jurisdiction over counterclaim-defendant Osborne pursuant to Mass. Gen. L. c. 227, section 2, since Osborne has consented to this Court s jurisdiction by filing the instant action. This Court also has personal jurisdiction over Osborne pursuant to the Massachusetts long-arm statute, Mass.
Gen. L. c. 223A, since Osborne, through a tender offer conducted ostensibly in the name of Black Bear, has transacted business within the Commonwealth, and since, on information and belief, Osborne recruited counterclaim-defendant Stern to participate in filing the instant action.
     9. This Court has personal jurisdiction over counterclaim-defendant Black Bear pursuant to Mass. Gen. L. c. 227, section 2, since Black Bear, as Osborne s alter ego, is participating in Osborne s scheme to gain control of the Trust, including the filing of the instant action. This Court also has personal jurisdiction over counterclaim-defendant Black Bear Realty pursuant to the Massachusetts long-arm statute, Mass. Gen. L. c. 223A, since
Black Bear, through its tender offer, has transacted business within the Commonwealth, and since Black Bear is merely the alter ego of Osborne.
     10. This Court has personal jurisdiction over counterclaim-defendant Vulture pursuant to Mass. Gen. L. c. 227, section 2, since Vulture is participating directly or indirectly in Osborne s scheme to gain control of the Trust, including the filing of the instant action. This Court has personal jurisdiction over Vulture pursuant to the Massachusetts long-arm statute, Mass.
Gen. L. c. 223A, since Vulture, through its sole managing member, has transacted business within the Commonwealth.
     11. This Court has personal jurisdiction over counterclaim-defendant Stern under Mass. Gen. L. c. 227, section 2, since Stern has consented to this Court s jurisdiction by filing the instant action. This Court also has personal jurisdiction over counterclaim-defendant Stern because Stern is a resident of the Commonwealth of Massachusetts. This Court also has personal jurisdiction over counterclaim-defendant Stern under the Massachusetts long-arm statute, Mass. Gen. L. c. 223A, since
Stern has transacted business within the Commonwealth, including, on information and belief, participating directly or indirectly with Osborne in Osborne s scheme to gain control of the Trust.

                         BACKGROUND TO THE ACTION
     12. The Trust is a closed-end, finite-life, self-liquidating Massachusetts business trust formed in 1985 pursuant to a Declaration of Trust made as of June 19, 1985, and amended August 20, 1985, (the Declaration of Trust ).
     13. The Trust is governed by a Board of Trustees (the Trustees ), a majority of whom (the Unaffiliated Trustees ) are not affiliated with The Prudential Realty Advisors, Inc., (the
 Advisor ), the advisor to the Trust.
     14. The Trust has two classes of shares, Capital Shares and Income Shares. The Trust was formed to acquire real property with a view to providing (1) current distributions of cash flow from operations to holders of Income Shares of the Trust in addition to a preferential return to Income Shareholders of up to the stated value ($8.00) of the Income Shares, depending on the value of the Trust s properties remaining at the time of liquidation, and (2) realizing capital appreciation for distribution on the Capital Shares of the Trust, subject to a liquidation preference in favor of the Income Shares.
     15. Pursuant to the Declaration of Trust, the Trust is qualified as a real estate investment trust ( REIT ) under the provisions of the Internal Revenue Code.
     16. The Trust s policies as to duration of the Trust and liquidation of the Trust s assets are set forth in Article V of the Declaration of Trust. Pursuant to Article V of the Declaration of Trust, the Trust was intended at the outset to liquidate no more than 12 years from the Trust s inception in 1985. The Trust was intended to hold its portfolio of real properties for approximately 10 1/2 years and thereafter to liquidate any remaining properties within a period of approximately 18 months in order to achieve a complete liquidation of the Trust within the 12-year period. Pursuant to the Declaration of Trust, and consistent with the nature of the Trust as a finite-life rather than an infinite-life investment, the Trustees of the Trust were empowered to dispose of Trust properties without a shareholder vote as early as five years after the inception of the Trust, but the Trustees could only extend the 12 year maximum life of the Trust for a period not to exceed two years, and then only if (a) a majority of the Trustees, including a majority of the Unaffiliated Trustees, affirmatively determined that such an extension would be in the best interests of the shareholders, and (b) a vote of the holders of a majority of each class of the Trust s shares then outstanding and entitled to vote approved such an extension of two years or less.
     17. Capital and Income Shares of the Trust were sold to the public pursuant to a public offering in 1985. Purchasers of either or both classes of shares of the Trust purchased their shares with the knowledge that the Trust was a fixed-life, self-liquidating investment pursuant to the Declaration of Trust and that any alteration of such policies would require approval by 75% of the outstanding shares of each class, voting separately as a class.
     18. Such fixed-life investments are frequently purchased by investors so as to provide liquidity by a fixed date in order to meet anticipated obligations (such as payment of college tuition for the investor s children, or to enable retirement at a certain time).
     19. In order to protect the shareholders expectations that the Trust was a finite-life, self-liquidating investment, the Declaration of Trust provides that none of the Trust s policies set forth in Article V of the Declaration of Trust can be amended without the approval of holders of 75% of each class of the outstanding shares, voting separately as a class.
     20. Consistent with the policies set forth in Article V of the Declaration of Trust, in December, 1994, the Trustees of the Trust engaged J.P. Morgan Securities, Inc. ( J.P. Morgan ) on behalf of the Trust as an independent financial advisor to review and to provide recommendations on the strategic options available to maximize the value of the Trust to its shareholders as the Trust approached its scheduled liquidation date. After December 31, 1994, J.P. Morgan recommended the Trustees proceed to solicit bids for the shares of the Trust or its assets. On February 9, 1995, the Trustees accepted J.P. Morgan s and the Advisor s recommendations and the Board approved the engagement of J.P. Morgan to solicit bids for the Trust s properties and/or shares. Pursuant to a letter agreement dated March 16, 1995, the Board of Trustees of the Trust engaged J.P. Morgan to undertake certain services in connection with the solicitation of bids and, if so decided by the Trustees, to assist the Trust in liquidating the Trust by selling the Trust and/or its properties. The Trustees decision to retain J.P. Morgan to conduct this process was made in prudent exercise of the Trustees business judgment, in good faith and with due care, and in reliance, among other things, on the advice of the Trust s independent financial advisor, J.P. Morgan, that it was in the best interest of the shareholders to solicit bids and investigate a liquidation of the Trust at this time rather than waiting until the end of the 12-year life of the Trust or soliciting shareholder approval for a two-year extension of the Trust.
     21. Pursuant to its engagement letter, J.P. Morgan prepared an offering memorandum for the Trust and its properties, and has solicited bids for the Trust and/or its properties. The deadline for initial bids was set as May 26, 1995. J.P. Morgan received substantial expressions of interest on or about May 26, 1995, from a number of bidders regarding the Trust or the Trust s properties. It is in the best interest of the shareholders for representatives of the Trust to continue the process of discussing such bids with the bidders in order to attempt to maximize value for the shareholders of the Trust.
     22. On information and belief, in 1994, counterclaim-defendant Osborne, acting individually and also for and through Vulture, conceived a plan to gain control of the Trust at a cheap price and to take advantage of that control for his personal profit at the detriment of holders of Income Shares. Osborne and Vulture, acting at Osborne s direction and control, thereupon began accumulating Capital Shares and Income Shares of the Trust without disclosing their true intent to gain control of the Trust. While Osborne and Vulture were aware of the finite-life, self-liquidating nature of the Trust, Osborne s plan included attempting to change the Trust into an infinite-life trust with the goal of achieving personal profit for Osborne at the detriment of holders of Income Shares. As part of and in furtherance of this scheme, Osborne commenced the instant action in the Probate Court Department of the Trial Court (the Probate Court Action ) seeking to remove the current Trustees, and subsequently commenced a virtually identical action in the Superior Court Department of the Trial Court, Suffolk County (the
 Superior Court Action ), seeking damages and a declaratory judgment. Also as part of his scheme, Osborne, acting directly and for and through Vulture and Black Bear, commenced a tender offer for Capital Shares of the Trust on May 17, 1995 (the
 Tender Offer ).
     23. Pursuant to the Tender Offer, Osborne and his affiliates Black Bear and Vulture seek to gain control of the Trust by acquiring sufficient shares of Capital Stock at 30 cents per share to increase their control to greater than 50% of the combined voting power of the Income Shares and Capital Shares, and thus enable Osborne to remove current Trustees following consummation of the Tender Offer, to install an advisor controlled by Osborne, and to seek to prevent the liquidation of the Trust which would otherwise take place pursuant to
 Article V
of the Declaration of the Trust. According to the Proposed Merger, Osborne intends in effect to amend Article V of the Declaration of the Trust through a process of merging of the
Trust into an entity controlled by Osborne and to provide remaining shareholders of the Trust with shares in this new, Osborne-controlled entity, all without the requisite vote of 75% of each class of shares, voting separately as a class, required by the Declaration of Trust.
     24. Osborne, Black Bear and Vulture have stated in the Tender Offer statement filed by Black Bear in connection with the Tender Offer that the life of the Trust may be extended to an infinite-life trust, and the liquidation of the Trust prevented, by a majority vote of each class of the shareholders of the Trust, voting separately as a class, in favor of the merger proposed by Osborne. In fact, a 75% vote of the outstanding shares of each class, voting separately as a class, is required to effect such a change in the Trust s policies.
     25. Osborne, Black Bear and Vulture have also structured the Tender Offer so that the counterclaim-defendants will obtain all capital gains, if any, payable to holders of the Capital Shares of the Trust. Osborne contends in the Superior Court Action that capital gains will be due and owing to holders of the Capital Shares of the Trust upon a liquidation or sale of any of the Trust s properties. The Trustees do not believe that any capital gains will be due and payable to any of the capital shareholders upon a current liquidation of the Trust or its properties. Osborne, Black Bear and Vulture have also asserted in their Tender Offer that there would be no statutory appraisal rights available to dissenting shareholders of the Trust should they not wish to have the merger proposed by Osborne proceed.
The Trustees believe, however, that common law appraisal rights may be available to certain shareholders of the Trust under Massachusetts law given the facts and circumstances regarding the Tender Offer and the Proposed Merger.
     26. Osborne, Black Bear and Vulture have structured and timed their attempt to gain control of the Trust, including the initiation of the Superior Court Action, the Probate Court Action, and the Tender Offer, intentionally to interfere with the bidding process initiated by J.P. Morgan at the request of the Board of Trustees and with the express intention of interfering with that process so as to prevent shareholders of the Trust from obtaining value for their shares pursuant to the policies set forth in the Declaration of Trust and instead to convert the Trust s value to the personal gain of the counterclaim-defendants at the detriment to holders of Income Shares.
                                  COUNT I
                  (Declaratory Judgment as to Shareholder
                   Vote Necessary to Approve the Merger
                 Proposed by the Counterclaim-Defendants)

     27. The counterclaim-plaintiff repeats and incorporates by reference the allegations in paragraphs 1 through 26, above, of these counterclaims, as if set forth wholly herein.
     28. Osborne and the other counterclaim-defendants have stated in their Offer to Purchase to the shareholders of the Trust that if the Tender Offer is successful, the counterclaim-defendants will seek to execute a merger (the Proposed Merger ) for the purpose of preventing the liquidation of the Trust as required by the Declaration of Trust and thereby converting the Trust from a fixed-life Trust into a new REIT with an infinite life.
     29. Osborne and the other counterclaim-defendants have asserted to the shareholders of the Trust in the Offer to Purchase issued in connection with the Tender Offer that the Proposed Merger would require a bare majority vote of each class of shares, voting separately as a class.
     30. On information and belief, Osborne and the other counterclaim-defendants intend, if the Tender Offer is successful, to attempt to declare the Proposed Merger as receiving the necessary shareholder vote, and to consummate the Proposed Merger, upon a vote of a majority of the outstanding shares of each class, voting separately as a class, in violation of the Declaration of Trust.
     31. The Proposed Merger, which is being proposed expressly for the purpose and effect of amending the policies set forth in
Article V of the Declaration of Trust, and which will create a new entity without a certificate or by-laws carrying forward the policies set forth in Article V of the Declaration, in fact requires an affirmative vote of 75% of the outstanding shares of each class of share, voting separately as a class.
     32. Shareholders of the Trust considering whether to tender their shares in accordance with the Tender Offer will be misled if they tender their shares in reliance on the statements in the Offer to Purchase that a bare majority vote of each class of shares, voting separately as a class, would be sufficient to approve the Proposed Merger.
     33. If the Tender Offer is successful, remaining public shareholders will be oppressed and their rights and property misappropriated by the counterclaim-defendants should Osborne and the other counterclaim-defendants follow through on their stated plan to consummate the Proposed Merger upon an inadequate majority vote.
     34. Thus, there presently exists an actual and justiciable controversy regarding the proper percentage of vote of each class of the outstanding shares necessary to approve the Proposed Merger. The counterclaim-plaintiff seeks declaratory relief pursuant to Mass. Gen. L. c. 231A, and requests that the Court determine the respective rights and obligations of the parties thereunder.
     35. Osborne, directly and through and for the other counterclaim-defendants, has already stated their intention to remove some or all of the current Trustees upon consummation of the Tender Offer if necessary to further the Proposed Merger, and thus the current Trustees may not be in a position to protect the rights of the shareholders after consummation of the Tender
Offer
if the Tender Offer is successful
.
     36. The Trustees have standing to bring this counterclaim in the exercise of their fiduciary duties to the shareholders of the Trust.
     WHEREFORE, the counterclaim-plaintiff respectfully prays that this Court enter an order and judgment:
          (a) declaring whether an affirmative vote of 75% or a majority vote of the outstanding shares of each class of shares, voting separately as a class, is required to effectuate the Proposed Merger;

          (b) awarding the counterclaim-plaintiff its costs and reasonable attorneys fees in this action; and
          (c) issuing such other and further relief as may be appropriate.

                                   PRUDENTIAL REALTY TRUST
                                   JEFFREY L. DANKER
                                   THOMAS F. MURRAY
                                   JOSEPH M. SELZER
                                   RICHARD M. BOYLE
                                   FRANCIS L. BRYANT

                                   By their attorneys,



                                   /s/ Stephen D. Poss
                                   Stephen D. Poss, P.C. (BBO No.
                                     551760)
                                   Dana L. McAlister (BBO No.
                                    565398)
                                   Gus P. Coldebella (BBO No.
                                    566918)
                                   GOODWIN, PROCTER & HOAR
                                   Exchange Place
                                   Boston, MA  02109-2881
                                   (617) 570-1000


DATED:  May 31, 1995